Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
International Fuel Technology, Inc.
St. Louis, Missouri
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 24, 2006, relating to the financial statements of International Fuel Technology, Inc., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
BDO Seidman, LLP
May 24, 2006